Exhibit 23.7

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Hycroft Mining Holding Corporation’s Registration Statement (the “Registration Statement”) on Form S-3 (File No. 333-257567) of our report dated March 28, 2023, relating to the 2022 consolidated financial statements which appear in the Annual Report on Form 10-K for the year ended December 31, 2022. Upon filing of the prospectus supplement which is a part of the Registration Statement, we also consent to the references to us under the heading “Experts” in such prospectus supplement.

/s/ Moss Adams LLP

Dallas, Texas

June 1, 2023